Exhibits 5.2 and 23.2

OPINION OF JACKSON WALKER L.L.P.

September 13, 2019

864 Beverage, Inc.

200 Peach Street

El Dorado, Arkansas 71730-5836

Ladies and Gentlemen:

We have acted as special Texas counsel to 864 Beverage, Inc., a Texas corporation (the “Texas Guarantor”), in connection with the filing by Murphy USA Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other things, debt securities of the Company’s subsidiary Murphy Oil USA, Inc., a Delaware corporation (“MOUSA”), including $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2029 (the “Notes”) of MOUSA to be issued pursuant to that certain indenture dated as of September 13, 2019, among the Company, MOUSA, the Texas Guarantor, the other Subsidiary Guarantors named therein (the “Subsidiary Guarantors”) and UMB Bank, N.A., as trustee (the “Trustee”) (the “Indenture”). The Notes will be guaranteed by the Texas Guarantor (the “Texas Guarantee”) and the other Subsidiary Guarantors (together with the Texas Guarantee, the “Guarantees” and together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated September 4, 2019 (the “Underwriting Agreement”) among MOUSA, the Guarantors and the several underwriters named therein.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

(i)     The Texas Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of Texas and has the corporate power, and authority to enter into the Indenture and the Texas Guarantee and to perform its obligations thereunder;

(ii)    The Indenture, and the Texas Guarantee, have been duly authorized, executed and delivered by the Texas Guarantor under the laws of Texas;

(iii)    The Indenture, and the Texas Guarantee will constitute valid and binding obligations of the Texas Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation; and

(iv)    The execution and delivery of the Indenture and the Texas Guarantee does not and the consummation of the transactions contemplated thereby by the Texas Guarantor will not (a) violate the articles of incorporation or bylaws of the Texas Guarantor, or (b) violate any statute or regulation of the State of Texas, that in our experience is generally applicable to transactions of this type.

For the purposes of the opinions expressed above, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and the Company, MOUSA and the Subsidiary Guarantors (other than the Texas Guarantor) and (ii) the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor. We further assume that after the date hereof there shall not have occurred any change in law affecting the validity or enforceability of any of the Texas Guarantee.

We have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies confirm to authentic, complete originals, (iii) all signatures on all documents that we have reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Texas Guarantor that we reviewed were and are accurate and (vi) all representations made by the Texas Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

This opinion is being delivered in connection with the Registration Statement, and may not be disclosed to, quoted from or relied upon for any other purpose without our written consent; provided that Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them. The opinions expressed herein are as of the date set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur. This opinion is limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

We are members of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas. In connection with the opinions set forth above, we wish to advise you that we have reviewed only those laws, statutes, rules and regulations of the State of Texas that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to transactions of the type contemplated by the Indenture, but without having made any special investigations concerning any other laws or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
/s/ Jackson Walker L.L.P.

JACKSON WALKER L.L.P.

23716153v.2